Exhibit 21

SUBSIDIARIES

Subsidiary	State of Incorporation	% Owned
StatSpin Inc.	Massachusetts	100%

Iris Global Network, Inc.	Delaware	100%

Poly U/A Systems, Inc.	Delaware	100%

Advanced Digital Imaging Research, LLC	Texas	100% owned by StatSpin, Inc.